October 19, 2021

Amit Singh
Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, California 95054

Re: Addendum to Employment Offer Letter (the “Addendum”)

Dear Amit,

In confirmation of our conversation this month, this Addendum will confirm your change in role effective August 1, 2021 (“Effective Date”) and the commensurate compensation changes. The following terms and conditions of your employment will be modified as follows::

1.    Position. Beginning on the Effective Date, you will serve as Chief Business Officer and also support all transition responsibilities related to your role as President. You will report to the Company’s Chief Executive Officer (“CEO”) and shall perform the duties and responsibilities customary for such positions and such other related duties as are assigned by the CEO. This is a full-time position.

While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conﬂict of interest with the Company. You may engage in civic and not-for-proﬁt activities as long as such activities do not interfere with the performance of your duties hereunder. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

3.    Equity. You agree that as of the Effective Date, you forfeit and terminate all rights to your performance stock option covering the fourth tranche in the amount of 108,537 shares granted on November 2, 2018 (the “PSO”). Other than the PSO, as of the Effective Date, you will continue to vest in your then-outstanding equity awards in accordance with the terms and conditions set forth in the corresponding equity award agreements.

***

This Addendum does not change the at-will nature of your employment relationship with the Company. This Addendum supersedes any prior representations or agreements concerning similar subject matter. Other than as specifically set forth in this Addendum, all the terms of the employment offer letter between you and the Company, dated October 11, 2018, remain in full force and effect.

Sincerely,

/s/ Liane Hornsey

Agreed to and accepted:	Amit Singh

Signature:	/s/ Amit Singh

Printed Name:	Amit Singh

Date:	10/19/2021